Exhibit 3.54

LIMITED LIABILITY COMPANY AGREEMENT

OF

FW TECHNOLOGIES HOLDING, LLC

* * * * *

This Limited Liability Company Agreement (the “Agreement”) of FW Technologies Holding, LLC, dated as of the 19th day of October, 2000, by and between FW Technologies Holding, LLC, (the “Company”), a limited liability company organized under the laws of the State of Delaware, Foster Wheeler Corporation (“Foster Wheeler”) and Perryville Service Company Ltd.  (“Perryville”), (Foster Wheeler and Perryville each, a “Member” and, together with any other member admitted to the Company pursuant to the terms of this Agreement, the “Members”).

W I T N E S S E T H:

WHEREAS the Company was formed on October 19, 2000, pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).

NOW WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

1.             Formation.  The Company has been previously formed as a limited liability company pursuant to the provisions of the Act by John A. Doyle, Jr., an authorized person, by the filing of the Certificate of Formation of the Company with the Secretary of State of Delaware.  The Members hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken by the authorized person in connection therewith.

2.             Name.  The name of the limited liability company is “FW Technologies Holding, LLC”.  All business of the Company shall be conducted under such name.

3.             Purpose.  The Company is organized for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.

4.             Manager; Powers.  The business and affairs of the Company shall be managed by one or more “managers” of the Company within the meaning of the Act (each a “Manager”).  The Managers shall be appointed by the Members holding at least a majority of the then outstanding membership interests (the “Membership Interests”) as set forth in a register (the “Register”) to be maintained by the Managers (the “Required Members”) and may be removed at any time by the Required Members.  Each Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware, including the power to delegate such of its power and authority to one or more officers or employees of the Company.  If at any time there is no Manager, or the Managers are otherwise unable or unwilling to perform their duties hereunder, the powers of the Manager shall be vested in the Members.  Messrs.  Rakesh Jindal, Robert A. Koeckert and Steven I. Weinstein are hereby designated as the initial Managers.

Except as provided in the Act or as expressly provided in this Agreement, each Manager shall have the exclusive power and authority over the conduct of the business of the operations and affairs of the Company.  Each Manager is hereby authorized and empowered, on behalf and in the name of the Company, to (i) carry out the purposes of the Company and (ii) perform all acts, and enter into and to perform all contracts, agreements and other undertakings, which each Manager may in his or her sole discretion deem necessary or advisable, or which are incidental, to carry out the business or the purposes of the Company and which are not in contravention of this Agreement.  Any action taken by each Manager shall constitute the act of and serve to bind the Company and each Member.

Each Manager shall have the sole power to bind the Company, except to the extent that such power and authority is expressly delegated to any other Person by the Manager or this Agreement.  No delegation of power and authority by the Manager shall cause the Manager to cease to be the Manager.  Except as permitted by each Manager or this Agreement, no Member shall have any right or authority to take any action on behalf of the Company or to bind the Company with respect to third Persons.

Each Manager shall hold office until his or her death, resignation or removal.

5.             Registered Office.  The name and address of the registered office of the Company within the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805.  The Company may establish any other place of business as the Manager may from time to time deem advisable.

6.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805.

7.             Initial Capital Contribution.  The Members have contributed the property set forth on the attached Register of Members, Capital Contributions and Membership Interests as its capital contribution to the Company.

No Member shall be required to make any additional capital contribution to the Company without such Member’s consent.  The Members may agree to do so from time to time by unanimous written consent.

8.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the unanimous election by the Members to so dissolve, liquidate and terminate the Company.  Notwithstanding anything to the contrary contained herein, the bankruptcy, death, dissolution, expulsion or incapacity of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

9.             Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.  Such distributions shall be allocated among the Members in proportion to the percentage interests of the Members, as set forth in the Register.

10.           Transfers.  A Member may not transfer, assign, pledge, hypothecate or encumber, in whole or in part, its interest in the Company, without the prior written consent of all the other Members.

11.           No Resignation.  No Member shall be entitled to resign or withdraw from the Company, and no Member shall be entitled to receive any distribution or otherwise receive the fair market value of its interest in the Company in compensation for any purported resignation or withdrawal from the Company.

12.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of Members representing 100% of the Membership Interests in the Company.

13.           Limitation on Liability of Members.  The Members shall not be bound by or be personally liable for, by reason of being a Member or Manager, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its capital contributions.

14.           Indemnification of Authorized Person.  The Company agrees to indemnify Foster Wheeler and Perryville, the “authorized persons” within the meaning of the Act (the “Authorized Persons”) and/or any person employing, or employed by, the Authorized Persons fully for any and all acts relating to the formation of the Company that may have occurred prior to the execution of this Agreement.

15.           Officers.  The Members may designate persons as officers of the Company and such officers may consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and other officers (each an “Officer”, collectively the “Officers”).  Such Officers may engage in any activities in connection with the Company’s purpose and activities as set for in this Agreement.  All such Officers shall act in accordance with this Agreement.  When the duties do not conflict, any two or more offices may be held by the same individual.  The duties of any such Officer may be exercised jointly with, or delegated in whole or in part to, the Members.

15.1         Powers and Duties of the President.  The President shall be the chief executive officer of the Company and shall have such powers and perform such duties as are prescribed from time to time in connection with his or her appointment.

15.2         Powers and Duties of a Vice President.  In the absence or disability of the President, any Vice President shall have the authority to perform all of the duties of the President, and when so acting shall have all the powers of, and be subject to all of the restrictions upon, the President.  Vice Presidents shall have such other powers and perform such other duties as are prescribed from time to time in connection with their appointment.

15.3         Powers and Duties of the Secretary.  The Secretary shall keep the seal of the Company and affix the same to all instruments executed by the Company which require it, maintain custody of and keep complete and correct books of record and account, minutes of the meetings and proceedings of the Company and other records of the Company and generally perform all duties which pertain to the Secretary’s office.

15.4         Duties of the Treasurer.  The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Company and shall deposit all such funds to the credit of the Company in such depositories as may be designated from time to time by the Members.  The Treasurer shall disburse the funds of the Company as may form time to time be ordered by the President.  The Treasurer shall render to the President and Members, upon request, an account of all transactions as Treasurer.

15.5         Assistant Secretaries.  The Members may from time to time appoint additional Assistant Secretaries.  In the event of the absence or disability of the Secretary, his or her duties and powers shall be performed and exercised by an Assistant Secretary.

15.6         Assistant Treasurers.  The Members may from time to time appoint additional Assistant Treasurers.  In the event of the absence or disability of the Treasurer, his or her duties and powers shall be performed and exercised by an Assistant Treasurer.

16.           Governing Law.  This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

17.           Amendments.  The vote of all of the Members and the Company shall be necessary to amend or repeal this Agreement or to adopt a new Agreement.

IN WITNESS WHEREOF, the Members and the Company have entered into this Agreement as of the day and year first above written.

FOSTER WHEELER CORPORATION

By:	/s/ Thomas R. O’Brien
	Name:	Thomas R. O’Brien
	Title:	General Counsel and Senior Vice President Corporate Affairs

PERRYVILLE SERVICE COMPANY LTD.

By:	/s/ Lisa Fries Gardner
	Name:	Lisa Fries Gardner
	Title:	Director

FW TECHNOLOGIES HOLDING, LLC

By:	/s/ Steven I. Weinstein
	Name:	Steven I. Weinstein
	Title:	Manager

REGISTER OF MEMBERS, CAPITAL CONTRIBUTIONS
AND MEMBERSHIP INTERESTS

Member Name and and Address	Capital Contribution	Membership Interest

Foster Wheeler Corporation	$999.00	99.9%
Perryville Corporate Park
Clinton, NJ 08809-4000

Perryville Service Company Ltd.	$1.00	.1%
Clarendon House
2 Church Street
P.O. Box HM 1022
Hamilton HM DX
Bermuda